                                                      ------------------------
                                                            OMB APPROVAL
                                                      ------------------------
                                                      OMB Number     3235-0145
                                                      Expires: August 31, 1999
                                                      Estimated average burden
                                                      hours per response 14.90
                                                      ------------------------



                            UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549

                             SCHEDULE 13G

              UNDER THE SECURITIES EXCHANGE ACT OF 1934

                          (Amendment No. 1)*


                       Aurora BioSciences Corp.
--------------------------------------------------------------------------------
                          (Name of Issuer)

                     Common Stock, $.001 par value
--------------------------------------------------------------------------------
                     (Title of Class of Securities)

                               051920106
--------------------------------------------------------------------------------
                            (Cusip Number)

                            July 24, 1998
--------------------------------------------------------------------------------
         (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     / / Rule 13d-1(c)

     /X/ Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 10 pages

ITEM 1(a).        NAME OF ISSUER: Aurora BioSciences Corp.


ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  11149 North Torrey Pines Road, La Jolla, California 92037


ITEM 2(a). NAMES OF PERSONS FILING: New Enterprise Associates VI, Limited Partnership ("NEA VI"), NEA Partners VI, Limited Partnership ("NEA Partners VI"), which is the sole general partner of NEA VI; and Peter J. Barris ("Barris"), Nancy
                  L. Dorman ("Dorman"), Ronald Kase ("Kase"), C. Richard Kramlich ("Kramlich"), Arthur J. Marks ("Marks"), Thomas C. McConnell ("McConnell"), John M. Nehra ("Nehra") and Charles W. Newhall III ("Newhall") (the "General Partners"). The General Partners are individual general partners of NEA Partners VI. The persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively as the "Reporting Persons".

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
                  RESIDENCE: The address of the principal business office of NEA VI, NEA Partners VI, Barris, Dorman, Marks, and Newhall is New Enterprise Associates, 1119 St. Paul Street, Baltimore, Maryland 21202. The address of the principal business office of Kase, Kramlich and McConnell is New Enterprise Associates, 2490 Sand Hill Road, Menlo Park, California 94025.

ITEM 4.           OWNERSHIP

                  Not Applicable.


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  Each Reporting Person has ceased to own beneficially more than 5% of the outstanding Common Stock of Aurora BioSciences Corp.


ALL OTHER ITEMS REPORTED ON THE SCHEDULE 13G DATED AS OF FEBRUARY 10, 1995 AND FILED ON BEHALF OF THE REPORTING PERSONS WITH RESPECT TO THE COMMON STOCK OF AURORA BIOSCIENCES CORP. REMAIN UNCHANGED.


                               Page 2 of 10 pages

                                 SIGNATURE

    After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:  February 10, 1999


NEW ENTERPRISE ASSOCIATES VI, LIMITED PARTNERSHIP


By: NEA PARTNERS VI, LIMITED PARTNERSHIP


    By:              *
       ---------------------------------
       Charles W. Newhall III
       General Partner


NEA PARTNERS VI, LIMITED PARTNERSHIP

By:                   *
    ------------------------------------
    Charles W. Newhall III
    General Partner


                  *
----------------------------------------
Peter J. Barris


                  *
----------------------------------------
Ronald Kase


                  *
----------------------------------------
John M. Nehra


                  *
----------------------------------------
C. Richard Kramlich


                  *
----------------------------------------
Arthur J. Marks


                                   Page 3 of 10 pages

                  *
----------------------------------------
Thomas C. McConnell



                  *
----------------------------------------
Charles W. Newhall III



                                     *By:  /s/ Nancy L. Dorman
                                          -----------------------------------
                                          Nancy L. Dorman, in her individual
                                          capacity and as Attorney-in-Fact

-----------------------------------------------------------------------------

This Schedule 13G was executed by Nancy L. Dorman pursuant to Powers of Attorney filed with the Securities and Exchange Commission on February 13, 1992 in connection with a Schedule 13G for Advanced Interventional Systems Inc., and on February 13, 1995 in connection with a Schedule 13G for Acuity Imaging, Inc., which Powers of Attorney are incorporated herein by reference and copies of which are attached hereto as Exhibit 2.


                                 Page 4 of 10 pages

                                                                     EXHIBIT 1

                                   AGREEMENT

    Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Aurora BioSciences Corp.

     EXECUTED as a sealed instrument this 10th day of February, 1999.


NEW ENTERPRISE ASSOCIATES VI, LIMITED PARTNERSHIP


By: NEA PARTNERS VI, LIMITED PARTNERSHIP


    By:              *
       ---------------------------------
       Charles W. Newhall III
       General Partner


NEA PARTNERS VI, LIMITED PARTNERSHIP

By:                  *
    ------------------------------------
    Charles W. Newhall III
    General Partner


                  *
----------------------------------------
Peter J. Barris


                  *
----------------------------------------
Ronald Kase


                  *
----------------------------------------
John M. Nehra


                  *
----------------------------------------
C. Richard Kramlich


                  *
----------------------------------------
Arthur J. Marks


                                 Page 5 of 10 pages

                  *
----------------------------------------
Thomas C. McConnell


                   *
----------------------------------------
Charles W. Newhall III



                                     *By:  /s/ Nancy L. Dorman
                                          -----------------------------------
                                          Nancy L. Dorman, in her individual
                                          capacity and as Attorney-in-Fact

-----------------------------------------------------------------------------

This Agreement was executed by Nancy L. Dorman pursuant to Powers of Attorney filed with the Securities and Exchange Commission on February 13, 1992 in connection with a Schedule 13G for Advanced Interventional Systems Inc., and on February 13, 1995 in connection with a Schedule 13G for Acuity Imaging, Inc., which Powers of Attorney are incorporated herein by reference and copies of which are attached hereto as Exhibit 2.


                                 Page 6 of 10 pages

                                                                      EXHIBIT 2

                                  POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman and Charles W. Newhall III, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 23rd day of April, 1991.


                                          /s/ Raymond L. Bank
                                          -----------------------------------
                                          Raymond L. Bank


                                          /s/ Thomas R. Baruch
                                          -----------------------------------
                                          Thomas R. Baruch


                                          /s/ Cornelius C. Bond, Jr.
                                          -----------------------------------
                                          Cornelius C. Bond, Jr.


                                          /s/ Frank A. Bonsal, Jr.
                                          -----------------------------------
                                          Frank A. Bonsal, Jr.


                                          /s/ James A. Cole
                                          -----------------------------------
                                          James A. Cole



                                   Page 7 of 10 pages

                                          /s/ Nancy L. Dorman
                                          -----------------------------------
                                          Nancy L. Dorman


                                          /s/ Neal M. Douglas
                                          -----------------------------------
                                          Neal M. Douglas


                                          /s/ John W. Glynn, Jr.
                                          -----------------------------------
                                          John W. Glynn, Jr.


                                          /s/ Curran W. Harvey
                                          -----------------------------------
                                          Curran W. Harvey


                                          /s/ Ronald Kase
                                          -----------------------------------
                                          Ronald Kase


                                          /s/ C. Richard Kramlich
                                          -----------------------------------
                                          C. Richard Kramlich


                                          /s/ Robert F. Kuhling
                                          -----------------------------------
                                          Robert F. Kuhling


                                          /s/ Arthur J. Marks
                                          -----------------------------------
                                          Arthur J. Marks


                                          /s/ Thomas C. McConnell
                                          -----------------------------------
                                          Thomas C. McConnell


                                          /s/ Donald L. Murfin
                                          -----------------------------------
                                          Donald L. Murfin


                                          /s/ H. Leland Murphy
                                          -----------------------------------
                                          H. Leland Murphy


                                  Page 8 of 10 pages

                                          /s/ John M. Nehra
                                          -----------------------------------
                                          John M. Nehra


                                          /s/ Charles W. Newhall III
                                          -----------------------------------
                                          Charles W. Newhall III


                                          /s/ Terry L. Opdendyk
                                          -----------------------------------
                                          Terry L. Opdendyk


                                          /s/ Barbara J. Perrier
                                          -----------------------------------
                                          Barbara J. Perrier


                                          /s/ C. Vincent Prothro
                                          -----------------------------------
                                          C. Vincent Prothro


                                          /s/ C. Woodrow Rea, Jr.
                                          -----------------------------------
                                          C. Woodrow Rea, Jr.


                                          /s/ Howard D. Wolfe, Jr.
                                          -----------------------------------
                                          Howard D. Wolfe, Jr.


                                          /s/ Nora M. Zietz
                                          -----------------------------------
                                          Nora M. Zietz


                                 Page 9 of 10 pages

                               POWER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman and Charles W. Newhall III, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 1st day of January 1994.


                                          /s/ Peter J. Barris
                                          -----------------------------------
                                          Peter J. Barris


                                          /s/ Debra E. King
                                          -----------------------------------
                                          Debra E. King


                                          /s/ Peter T. Morris
                                          -----------------------------------
                                          Peter T. Morris


                                          /s/ Hugh Y. Rienhoff, Jr.
                                          -----------------------------------
                                          Hugh Y. Rienhoff, Jr.


                                          /s/ Alexander Slusky
                                          -----------------------------------
                                          Alexander Slusky


                                          /s/ Louis B. Van Dyck
                                          -----------------------------------
                                          Louis B. Van Dyck


                                Page 10 of 10 pages